SCHEDULE 14C

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[X] Preliminary Information Statement       [ ] Confidential, for Use of the
                                                Commission Only (as permitted
                                                by Rule 14c-5(d)(2))
[ ] Definitive Information Statement

                               SAFLINK Corporation


                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

    [X]  No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                               SAFLINK CORPORATION
                     (FORMERLY THE NATIONAL REGISTRY, INC.)
                        2502 ROCKY POINT DRIVE, SUITE 100
                              TAMPA, FLORIDA 33607

                              INFORMATION STATEMENT

                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                        REQUESTED NOT TO SEND US A PROXY

         This Information Statement has been filed with the Securities and Exchange Commission (the "SEC") and transmitted on or about _______________ to the holders of record on December 31, 1999 (the "Record Date") of shares of common stock, par value $.01 per share (the "Common Stock"), of SAFLINK Corporation, a Delaware corporation ("SAFLINK" or the "Company"). This Information Statement is being furnished pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the following actions:


            (1) AMENDING THE 1992 STOCK INCENTIVE PLAN OF SAFLINK, AS
                AMENDED (THE "PLAN") FOR THE PURPOSE OF INCREASING TO 4,000,000 THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE PURSUANT TO THE PLAN; AND

            (2) AMENDING OUR CERTIFICATE OF INCORPORATION TO CHANGE THE
                NAME OF THE COMPANY TO SAFLINK CORPORATION (THE "NAME
                CHANGE").


                                VOTING SECURITIES

         This Information Statement is being mailed on or about ___________ to all shareholders of record as of the Record Date.

         On September 8, 1999, the Company's Board of Directors approved the amendment of the Plan for the purpose of increasing to 4,000,000 the number of shares of Common Stock reserved for issuance pursuant to the Plan, subject to stockholder approval. On November 9, 1999, the Company's Board of Directors approved the amendment to the Company's certificate of incorporation for the purpose of changing the name of the Company to SAFLINK Corporation to more accurately reflect its planned business, subject to stockholder approval.

         As of the close of business on December 20, 1999, the Company had 18,570,655 shares of Common Stock issued and outstanding, each entitled to one vote with respect to the actions to be taken.

         Stockholders who hold a majority of the issued and outstanding shares of Common Stock have executed written consents in favor of amending the Plan and name change, respectively, which votes were sufficient to approve the actions.

         Stockholders of the Company as of the Record Date are entitled to notice of the corporate action taken by written consent of holders of the issued and outstanding shares of Common Stock. Such action will be effective twenty
(20) days following the mailing of this Information Statement.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each person known by the Company to own beneficially 5% or more of any class of the Company's voting stock, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers of the Company as a group. All percentages in this section were calculated on the basis of outstanding securities plus securities deemed outstanding under Rule 13d-3 of the Exchange Act.

NAME OF BENEFICIAL OWNER                                               AMOUNTS AND
                                                                        NATURE OF
                                                                       BENEFICIAL        PERCENT OF
                                                                        OWNERSHIP          CLASS

RMS Limited Partnership .........................................      11,621,305(1)        52.5
50 West Liberty Street
Suite 650
Reno, NV 89501

Francis R. Santangelo ...........................................       1,391,710            7.5
10926 Tamarisk Trail
Boynton Beach, FL 33436

Clearwater Fund III, L.P. .......................................       1,100,000            5.9
611 Druid Road E. #200
Clearwater, FL 34616

Home Shopping Network, Inc. .....................................       2,600,532           12.3
P. O. Box 9090
Clearwater, FL 34618

Jeffrey P. Anthony, President, Chief Executive Officer, Chairman
and Director ....................................................         366,667            1.9

Frank M. Devine, Director .......................................         347,249            1.8

Donald C. Klosterman, Director ..................................         258,333            1.0

Hector J. Alcalde , Director ....................................          30,000              *

Robert J. Rosenblatt, Director ..................................               0              *

Walter Hamilton, Vice President of Sales and Marketing ..........          61,333              *

James W. Shepperd, Chief Financial Officer, Secretary ...........         110,000              *
and Treasurer
EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP (6 PERSONS): ........       2,668,542           13.8

(1) Excludes 59,500 shares of Common Stock owned by certain trusts of which Roy Speer's children and grandchildren are beneficiaries. Mr. Speer is the sole stockholder and a director of Crystal Diamond, Inc., and a limited partner of RMS. RMS and Mr. Speer disclaim beneficial ownership of such shares of Common Stock. Includes 3.6 million shares of Common Stock issuable upon conversion of 100,000 currently convertible shares of Series D Preferred Stock.

*        Less than 1%.


                             DIRECTORS' COMPENSATION

         During 1998, except as set forth below for Mr. Anthony, no cash compensation was paid to any of the directors of the Company for being a director of the Company, except that such persons are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board or committees of the Board.

         On March 11, 1998, the Board, on the recommendation of the Compensation Committee, adopted a plan to grant options to acquire 33,333 shares of Common Stock to each new director of the Company upon such persons' election and qualification to the Board. Such stock options were scheduled to become exercisable one-third on the date of grant and an additional one-third on each of the first two anniversaries of the grant date, if such person was still serving as a director of the Company, with an exercise price of the closing bid price of the Common Stock on the NASDAQ SmallCap Market on the date of such grant. Messrs. Anthony, Devine, Klosterman, Lyle (a director who resigned effective December 30, 1998), and Santangelo received such grants on such date at an exercise price of $4.68 (the closing bid price of the Common Stock on the NASDAQ SmallCap Market on the date of such grant). Mr. Rosenblatt, because he was nominated to serve on the Board by Home Shopping Network, declined the options granted to him. As additional compensation for Messrs. Devine, Klosterman and Lyle agreeing to join the Board in June 1997, the Board made such options exercisable two-thirds on the date of the grant and an additional one-third on the first anniversary of such grant. In addition, in recognition of their past efforts and services to and on behalf of the Company without any other compensation, the Board granted to each of Messrs. Anthony and Devine options to acquire 15,000 shares of Common Stock at an exercise price of $4.68 exercisable two-thirds on the date of grant and an additional one-third on the first anniversary of the date of grant. All 33,333 options granted to Mr. Lyle prior to his resignation as a director of the Company have expired unexercised.

         The Board elected Jeffrey P. Anthony as the new Chairman of the Board ("Chairman") on March 11, 1998. In connection with such election, the responsibilities of the Chairman were expanded to include, among other duties, assisting the executive officers of the Company in connection with the operations of the Company as a means to facilitate the efficient operation of the Company and communication with the Board. The Compensation Committee set Mr. Anthony's compensation for serving as Chairman at $150,000 per year and Mr. Anthony resigned as Director of Business Development upon acceptance of the position of Chairman. J. Anthony Forstmann, the prior Chairman, did not receive compensation for serving as Chairman.


         On May 19, 1998, the Board requested that Mr. Anthony accept the additional responsibilities of Chief Executive Officer and President of the Company. In light of the Company's then financial condition and need for additional financing, Mr. Anthony agreed to accept such additional responsibilities with no increase in compensation during 1998.

         All option amounts and exercise prices related to grants made prior to May 27, 1998 have been adjusted to reflect the Company's May 27, 1998 6 for 1 reverse stock split. All options granted prior to June 16, 1998 became immediately exercisable on the later of June 16, 1998 or the date six months after the date of grant as the result of the occurrence on June 16, 1998 of a "change in control" as defined in the Plan. See "Option Acceleration" below.

         On July 1, 1998, the Board, on the recommendation of the Compensation Committee, granted options to purchase shares of Common Stock to officers and employees of the Company in order to provide long-term incentives in light of the June 16, 1998 acceleration of exercisability of previously outstanding options. Such options were scheduled to become exercisable pro rata on each of the next three anniversaries of the grant date and the exercise price of such options was set at $1.38 (the average of the closing bid and ask price of the Common Stock on the NASDAQ SmallCap Market on the date of such grant). With the exception of Mr. Anthony, who was granted options to purchase 150,000 shares of Common Stock at $1.38 per share, no options were granted to directors.

         On December 4, 1998, the Board, on the recommendation of the Compensation Committee, granted options to purchase shares of Common Stock to officers and employees of the Company in order to provide retention incentives in light of the then existing cash flow concerns of the Company. Such options were scheduled to become exercisable pro rata on each of the next three anniversaries of the grant date and the exercise price of such options was set at $0.64 (the average of the closing bid and ask price of the Common Stock on the NASDAQ SmallCap Market on the date of such grant). With the exception of Mr. Anthony, who was granted options to purchase 150,000 shares of Common Stock at $0.64 per share, and Frank Devine, who was granted options to purchase 250,000 shares of Common Stock at $0.64 per share in consideration of certain marketing efforts undertaken by Mr. Devine on behalf of the Company, no options were granted to directors.

         On December 17, 1998, as a result of a "change in control" as defined in the Plan, all of the options granted on July 1, 1998 and December 4, 1998 became immediately exercisable, or became immediately exercisable, beginning six months after the applicable grant date. See "Option Acceleration" below.

         On February 1, 1999, the Board, on the recommendation of the Compensation Committee, determined to increase the number of options to be granted to each new non-employee director of the Company to 60,000 shares of Common Stock. Such options shall become exercisable pro rata on each of the first three anniversaries of the grant date. The Board determined to increase the amount of the grant under its non-employee director option policy to provide the directors with a more meaningful interest in the Company. On such date, the Board granted options to acquire 60,000 shares of Common Stock to each of Hector
J. Alcalde and O.G. Greene (a director who resigned effective November 8, 1999) for agreeing to join the Board and options to acquire 26,667 shares of Common Stock to Donald Klosterman to increase the aggregate number of options granted to Mr. Klosterman to 60,000. The exercise price of such options is $2.82 per share (the average of the closing bid and ask price of the Common Stock on the SmallCap Market on the date of the grant). All 60,000 options granted to Mr. Greene prior to his resignation as a director of the Company have expired unexercised.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding all compensation with respect to the Named Executive Officers receiving more than $100,000 in aggregate compensation in 1998, including the Chief Executive Officer of the Company:

                                                              SECURITIES
                                              SALARY          UNDERLYING
NAME AND PRINCIPAL POSITION         YEAR        ($)          OPTIONS/SARs
---------------------------         ----      ------         ------------
Jeffrey P. Anthony                  1998      146,544         366,667
President and Chief Executive       1997          N/A             N/A
Officer                             1996          N/A             N/A

John L. Gustafson                   1998      101,020          42,778
Former President and Chief          1997      170,000              --
Executive Officer                   1996      248,922(1)       50,000

Clinton C. Fuller (2)               1998      142,108         213,333
Former Chief Operating Officer      1997      128,465              --
                                    1996      130,000          20,000


(1) Mr. Gustafson's salary in 1996 included $78,922 paid by the Company in connection with Mr. Gustafson's relocation and a related "gross-up" for the tax applicable to such reimbursement.

(2) Mr. Fuller's employment with the Company terminated effective October 26, 1999.


                                COMPENSATION PLAN

CONSULTING AGREEMENT

         On May 20, 1998, the Company and James W. Shepperd entered into a Consulting Agreement (the "Consulting Agreement") pursuant to which Mr. Shepperd agreed to provide (on a part-time basis for up to six months) certain services typically performed by a chief financial officer. Mr. Shepperd agreed to provide such services to the Company for up to 80 hours per month at a rate of $50 per hour and the Company granted Mr. Shepperd a three year, fully vested option to purchase 15,000 shares of Common Stock at an exercise price of $2.64 per share, the closing bid price on the NASDAQ SmallCap Market on May 19, 1998 (each adjusted to reflect the Company's May 27, 1998 6 for 1 reverse stock split). Such option became exercisable six months after the date of grant. On October 8, 1998, the Consulting Agreement was extended to December 31, 1998, the number of hours Mr. Shepperd agreed to provide services was increased to 100 per month and Mr. Shepperd's hourly rate was increased to $75. The term of the Consulting Agreement has been extended through March 31, 2000.

401(K) PLAN

The Company offers a plan (the "401(k) Plan") pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), covering substantially all employees, including the Named Executive

Officers who are also employees. Matching employer contributions are set at the discretion of the Board. There were no employer contributions made for 1998, 1997 or 1996.


STOCK INCENTIVE PLAN

         THE 1992 STOCK INCENTIVE PLAN. The Plan, adopted by the Board and approved by the Stockholders in January 1992, authorizes the granting of stock incentive awards to qualified officers, employees, directors and third parties providing valuable services to the Company (e.g., independent contractors, consultants and advisors to the Company). At the Company's Annual Meeting of Stockholders held on May 12, 1998, the Stockholders approved an amendment to the Plan increasing the number of shares of Common Stock authorized for issuance upon exercise of options granted pursuant to the Plan to 2,500,000 (adjusted to reflect the Company's May 27, 1998 6 for 1 reverse stock split). The Stockholders previously approved amendments to the Plan increasing the authorized number of shares of Common Stock under the Plan at the Annual Meetings of Stockholders in 1993, 1996 and 1997. For a complete discussion of the Plan, see Approval of Amending the Plan for the purposes of increasing to 4,000,000 the number of shares of Common Stock reserved for issuance pursuant to the Plan.

         There were no awards of Stock Appreciation Rights ("SARs") made during fiscal year 1998 to any of the Named Executive Officers. The following table sets forth all options granted to any of the Named Executive Officers during fiscal year 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS

                                             PERCENT OF
                           NUMBER OF           TOTAL
                          SECURITIES        OPTIONS/SARS        EXERCISE
                          UNDERLYING         GRANTED TO          OR BASE                      GRANT DATE
                         OPTIONS/SARS       EMPLOYEES IN          PRICE       EXPIRATION     PRESENT VALUE
NAME                    GRANTED (#)(1)      FISCAL YEAR (%)       ($)(2)         DATE             ($)
----                    --------------      ---------------     ---------     ----------     -------------
Jeffrey P. Anthony          48,333               3.3%             4.68          3/11/08        170,132
                           150,000              10.2%             1.38          7/01/08        157,500
                           150,000              10.2%             0.64          12/4/08         70,500

John L. Gustafson           41,667               2.8%             4.68          3/11/08(3)     146,668

Clinton C. Fuller           20,000               1.4%             4.68          3/11/08(4)      70,400
                            90,000               6.1%             1.38          7/01/08(4)      94,500
                            90,000               6.1%             0.64          12/4/08(4)      42,300

James W. Shepperd           15,000               1.0%             2.64          5/19/01         29,550
                            30,000               2.0%             1.38          7/01/08         31,500
                            30,000               2.0%             0.64          12/4/08         14,100


(1) The options are adjusted to reflect the Company's May 27, 1998 6 for 1 reverse stock split.
(2) The exercise prices are adjusted to reflect the Company's May 27, 1998 6 for 1 reverse stock split.
(3) Expired unexercised as a result of Mr. Gustafson's termination of employment in May 1998.
(4) Will now expire on 10/26/00 due to Mr. Fuller's termination of employment on 10/26/99.

         All options, other than the May 19, 1998 option grant to Mr. Shepperd, were scheduled to become exercisable pro rata on each of the first three anniversaries of the grant date. The option granted to Mr. Shepperd vested upon the issuance thereof and became exercisable six months after the grant date. The exercisability of all options accelerated based upon the occurrence of the change in control events discussed in "Option Acceleration" below. In addition, on March 11, 1998, the Board determined to decrease the exercise price on all outstanding stock options to purchase Common Stock held by employees or directors of the Company to $4.68 (the closing bid price of the Common Stock on the NASDAQ SmallCap Market on the date of repricing, as adjusted for the Company's May 27, 1998 6 for 1 reverse stock split). See "Option Repricing" below. During fiscal year 1998, no stock options were exercised by any director or Named Executive Officer of the Company. The following table sets forth the number and value of stock options outstanding as of December 31, 1998 for the Named Executive Officers.

      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
                                  OPTION VALUES


                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                                            OPTIONS/SARS                      IN-THE-MONEY
                                        SHARES                               AT FISCAL                        OPTIONS/SARS
                                     ACQUIRED ON     VALUE                  YEAR-END (#)                    YEAR-END ($)(1)
NAME                                 EXERCISE (#)    REALIZED        EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE
----                                 ------------    --------        -------------------------         -------------------------
Jeffrey P. Anthony                        --             --               216,667/150,000                       0/63,375
John L. Gustafsen                         --             --                   42,778/0                             0/0
Clinton C. Fuller                         --             --              123,333/90,000 (2)                     0/38,025
James W. Shepperd                         --             --                45,000/30,000                        0/12,675
-----------------------------------------------------------------------------------------------------------------------------------

(1) Assumes a market price equal to $1.0625 per share, the average of the closing bid and ask price on the NASDAQ SmallCap Market on December 31, 1998.
(2) On January 19, 1999 an January 4, 2000, Mr. Fuller exercised options to purchase 15,000 shares and 20,000 shares of Common Stock, respectively, which options had previously become exercisable.


                COMPENSATION COMMITTEE REPORT ON OPTION REPRICING

         On March 11, 1998, the Board, upon the recommendation of the Compensation Committee, repriced the exercise price of all outstanding options to purchase Common Stock held by employees and directors of the Company to $4.68, the closing bid price of the Common Stock on the NASDAQ SmallCap Market on such date (adjusted for the Company's May 27, 1998 6 for 1 reverse stock split). The Board and the Compensation Committee undertook such option repricing in order to restore the utility of the stock options as effective incentives. As a result of a decline in the price of the Common Stock, outstanding stock options granted to employees and directors had exercise prices above the then recent historical trading prices for the Common Stock. The Board believed the disparity between the exercise price of the stock options and the then current market price no longer provided a meaningful long-term incentive to the option holders. The Board believes that the issuance of stock options increases the incentive of, and attracts and encourages the continued employment and service of, qualified directors, officers and other key employees by facilitating their purchase of a stock interest in the Company. In addition, the granting of stock options helps align the financial interests of directors, officers and other key employees receiving such options with the stockholders because such directors', officers' and key employees' compensation increases as the price of the Common Stock increases. In light of the Company's historical and then current cash flow concerns limiting the amounts available to pay individuals as compensation, the Board determined that it was advisable that the Company and its stockholders continue to have the incentive of stock options available as a means of attracting and retaining directors, officers and key employees. In its deliberations over whether to authorize the repricing of all stock options, the Compensation Committee considered at length the potential disadvantages of such repricing, including the dilutive affect on, and possible negative reactions among, the existing stockholders. While fully cognizant of the potential disadvantages of the repricing of all stock options, the Board and the Compensation Committee concluded that such repricing was necessary as a means
(i) to retain and attract directors, officers and other key employees, (ii) to reward directors, officers and other employees who had continued to work hard for the Company and its stockholders through what at times had been difficult circumstances and (iii) to ensure that the directors, officers and other key employees had an opportunity to acquire a meaningful equity interest in the Company helping align their financial interests with those of the stockholders. The repriced stock options have exercise prices of $4.68 per share, the closing bid price of the Common Stock on the NASDAQ SmallCap Market on the date of their pricing (adjusted for the Company's May 27, 1998 6 for 1 reverse stock split). Except for the new exercise prices, the terms of the repriced stock options remain the same.

                             Compensation Committee

                                 Frank M. Devine
                              Donald C. Klosterman
                              Francis R. Santangelo

                            10-YEAR OPTION REPRICINGS

     The following table sets forth information regarding options held by the Named Executive Officers that were repriced by the Company in fiscal year 1998.

---------------------------------------------------------------------------------------------------------------------
          NAME                 DATE            NUMBER OF         MARKET PRICE OF    EXERCISE PRICE    NEW EXERCISE
                                               SECURITIES       STOCK AT TIME OF     AT REPRICING         PRICE
                                           UNDERLYING OPTIONS     REPRICING (1)        TIME (1)
                                                REPRICED
---------------------------------------------------------------------------------------------------------------------
Jeffrey P. Anthony         3/11/98                12,500              $4.68            $ 9.00           $ 4.68
                                                   4,167               4.68              6.75             4.68
                                                   1,667               4.68             13.50             4.68
---------------------------------------------------------------------------------------------------------------------
John L. Gustafson          3/11/98                40,000             $ 4.68            $ 6.75           $ 4.68
                                                   2,778               4.68              9.00             4.68
---------------------------------------------------------------------------------------------------------------------
Clinton C. Fuller          3/11/98                10,000             $ 4.68            $10.68           $ 4.68
                                                   3,333               4.68              6.75             4.68
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

(1) The market price and new exercise price set forth above have been adjusted to reflect the Company's May 27, 1998 6 for 1 reverse stock split.

                               OPTION ACCELERATION

         Effective June 16, 1998, due to a "change in control" as defined in the Plan, all outstanding options granted and outstanding under the Plan became immediately exercisable to the extent that they were granted at least six months prior to June 16, 1998. Otherwise the options became exercisable six months after the grant date. A "change in control" is deemed to have occurred under the Plan if, among other things, any person is or becomes the beneficial owner, directly or indirectly, of the Company's securities representing 35% or more of the combined voting power of the Company's then outstanding securities. On June 16, 1998, Clearwater Fund III, L.P. ("Clearwater") owned 230,000 shares of the Company's Series C Preferred Stock, $.01 par value per share (the "Series C Preferred Stock"), which was convertible into approximately 3,795,400 shares of Common Stock, or approximately 35.4% of the Company's then outstanding shares based on the average closing price of the Common Stock on the NASDAQ SmallCap Market for the five trading days ending on June 15, 1998. Such ownership interest constituted a change in control under the Plan.

         On December 17, 1998, due to the occurrence of another "change in control," any options granted and outstanding under the Plan became immediately exercisable to the extent that they were granted at least six months prior to December 17, 1998. Otherwise the options became exercisable six months after the applicable grant date. On December 17, 1998, RMS Limited Partnership, a Nevada limited partnership ("RMS"), Francis R. Santangelo and Clearwater entered into a stock purchase agreement. Under the terms of such stock purchase agreement, RMS and Mr. Santangelo purchased 195,500 and 34,500 shares, respectively, of the Series C Preferred Stock from Clearwater. RMS and Mr. Santangelo converted all of their respective shares of Series C Preferred Stock into 8,264,138 shares and 1,458,377 shares, respectively, of Common Stock (representing approximately 49.6% and 8.7% of the then issued and outstanding shares of Common Stock). The transfer of such securities constituted a change in control under the Plan.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee presently consists of Messrs. Devine, Klosterman and Santangelo. During the most recently completed fiscal year, the Board did not have an option committee. The full Board, based upon recommendations of the Compensation Committee, determined whether to make option grants.

APPROVAL OF AMENDING THE PLAN FOR THE PURPOSE OF INCREASING TO 4,000,000 THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE PURSUANT TO THE PLAN

         The previously amended Plan authorized 2,500,000 shares of Common Stock for issuance upon exercise of stock options. The Company's Board of Directors has unanimously adopted a resolution to approve amending the Plan for the purpose of increasing to 4,000,000 the number of shares of Common Stock reserved for issuance pursuant to the Plan (the "Plan Amendment"). Three stockholders holding approximately 54.0% of the outstanding shares of Common Stock, have voted all of such shares in favor of the Plan Amendment which vote was sufficient to approve the increase. The Plan Amendment is attached hereto as
Exhibit 1.1.

         The following table sets forth, as of the Record Date, certain information regarding options granted under the Plan to the persons and groups indicated.

                             NEW PLAN BENEFITS TABLE

                                                        AGGRIGATE
                                 NUMBER OF SHARES        EXERCISE
                                SUBJECT TO OPTIONS         PRICE         DOLLAR
  NAME AND POSITION                    (#)                  ($)        VALUE($) (1)
  -----------------             ------------------       --------      ------------
Jeffrey P. Anthony                   546,677              856,202        117,549
   President and CEO

Walter Hamilton                      139,667              176,882         71,900
   VP of Sales and Marketing

James W. Shepperd                    120,000              160,500         53,250
   Chief Financial Officer

Executive Officers as a              806,334            1,193,584        242,698
   group (3 persons)

Non-Employee Directors               226,666              841,095              0
   as a group (5 persons) (2)

All Non-Executive Employees        1,341,110            1,950,425        438,427
   as a group

(1) Determined by multiplying the number of options held by the individual times the difference between the exercise price of the option and the average of the closing bid and ask price of Company common stock at December 20, 1999 which was $1.78125. The amount reported is net of the negative value of any options that have exercise prices greater than the average of the closing bid and ask price.

                                  INTRODUCTION

         The Board has authorized, and the holders of a majority of the Company's outstanding voting stock have approved, the increase in the number of shares of Common Stock authorized for issuance under the Plan from 2,500,000 to 4,000,000. Except as amended, the provisions of the Plan will remain unchanged.

                         REASONS FOR THE PLAN AMENDMENT

         The Board believes that the issuance of stock options increases the incentive of, and attracts and encourages the continued employment and service of qualified directors, officers and other key employees by facilitating their purchase of a stock interest in the Company. In addition, the granting of stock options helps align the financial interests of directors, officers and other key employees receiving such options with the stockholders because such directors', officers' and key employees' compensation increases as the price of the Common Stock increases. As of the Record Date, excluding the increase resulting from the amendment to the Plan and options granted subject to approval of such amendment, only 518,920 shares remain available for future option grants under the Plan. The amendment increases to 4,000,000 the number of shares of Common Stock authorized for issuance under the Plan (equal to approximately 8.0% of the authorized Common Stock), including 1,223,920 shares reserved for future option grants. The Board concluded that more shares than those that had been available under the Plan were needed as an incentive to attract the directors, officers and key employees it will need to implement its business objectives in what it expects to be a rapidly changing environment. The Board believes that an initial or increased stock option grant will be a valuable tool in attracting and retaining such individuals and providing added incentives for their continued contributions to the Company which will, in turn, serve to the ultimate benefit of the Stockholders.

                             DESCRIPTION OF THE PLAN

         The following summary of the Plan is qualified in its entirety by express reference to the text of the Plan.

         The Plan, adopted by the Board and approved by the stockholders in January 1992, as amended by the Board and approved by the stockholders at the Company's Annual Meetings of Stockholders held on August 12, 1993, June 25, 1996, June 27, 1997 and May 12, 1998 authorizes the granting of Awards of up to 2,500,000 shares of Common Stock to qualified officers, employees, directors, and third parties providing valuable services to the Company, e.g., independent contractors, consultants and advisors to the Company. The Plan provides for the granting of options that are intended to qualify as "incentive stock options" ("ISOs") under Section 422 of the Code, as well as non-incentive stock options. The Plan also provides that Awards can be Stock Options ("Options"), Stock Appreciation Rights ("SARs"), Performance Share Awards ("PSAs") and Restricted Share Awards ("RSAs"). The number and kind of shares available under the Plan are subject to adjustment in certain events. Shares relating to Options and SARs which are not exercised in full, shares relating to RSAs which do not vest and shares relating to PSAs which are not issued will again be available for issuance under the Plan. No SARs, RSAs or PSAs have been granted under the Plan.

         The Plan may be administered by the Board or by a committee appointed by the Board and consisting of two or more members, each of whom must be a director and disinterested. The Plan is currently administered by the Board, based upon recommendations made by the Compensation Committee. The Compensation Committee currently consists of Messrs. Devine, Klosterman, and Santangelo. The Compensation Committee evaluates the needs of the Company and recommends the number of shares to be covered by an Award, the term and exercise price, if any, of the Award and other terms and provisions of Awards to the Board which authorizes all grants of Awards.

          The exercise price for Options is to be determined by the Board, but in the case of an ISO is not to be less than fair market value on the date the Option is granted (110% of fair market value in the case of an ISO granted to any person who owns more than 10% of the Common Stock). The purchase price is payable in any combination of cash, shares of Common Stock already owned by the participant for at least six months or, if authorized by the Compensation Committee, a promissory note secured by the Common Stock issuable upon exercise of the Option. In addition, the Award agreement may provide for "cashless" exercise and payment. Subject to certain early termination or acceleration provisions, an Option is exercisable, in whole or in part, from the date specified in the related Award agreement (which may be six months after the date of grant) until the expiration date determined by the Board, but not to exceed ten years (five years for any person who owns more than 10% of the outstanding Common Stock).

         Persons to whom Options are granted prior to the expiration of a resale restriction period must execute a letter agreement agreeing to certain restrictions on the sale of the shares issuable upon exercise of such Options. The Company has registered under the Securities Act of 1933, as amended, the shares issuable pursuant to the Plan, which shares are freely tradable subject to certain limitations on shares held by affiliates.

         As of the Record Date, the Board had granted, and as of the Record Date there is still outstanding, non-qualified stock options with respect to 2,369,943 shares at various exercise prices. The vesting of Options varies with respect to each grant of Options.

         A SAR is the right to receive payment based on the appreciation in the fair market value of Common Stock from the date of grant to the date of exercise. In its discretion, the Compensation Committee may grant a SAR concurrently with the grant of an Option. A SAR is only exercisable at such time, and to the extent, that the related Option is exercisable. Upon exercise of a SAR, the holder receives for each share with respect to which the SAR is exercised an amount equal to the difference between the exercise price under the related Option and the fair market value of a share of Common Stock on the date of exercise of the SAR. The Board, in its discretion, may pay the amount in cash, shares of Common Stock or a combination thereof.

         A RSA is an Award of a fixed number of shares of Common stock subject to restrictions. The Compensation Committee specifies the price, if any, the recipient must pay for such shares. Shares included in a RSA may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered until they have vested. These restrictions may not terminate earlier than six months after the Award date. The recipient is entitled to dividend and voting rights pertaining to such RSA shares even though they have not vested, so long as such shares have not been forfeited.

         A PSA is an Award of a fixed number of shares of Common Stock the issuance of which is contingent upon the attainment of certain performance objectives, and the payment of certain consideration, if any, as is specified by the Board. Issuance shall, in any case, not be earlier than six months after the Award date.

         The Plan also provides for certain stock depreciation protection, tax-offset bonuses and tax withholding using shares of Common Stock instead of cash.

         Upon the date a participant is no longer employed by the Company for any reason, shares subject to the participant's RSAs which have not become vested by such date or shares subject to the participant's PSAs which have not been issued by such date shall be forfeited in accordance with the terms of the related Award agreements. Options which have become exercisable by the date of termination of employment must be exercised within certain specified periods of time from the date of such termination, the period of time depending on the reason for termination. Options which have not yet become exercisable on the date the participant terminates employment for a reason other than retirement, death or total disability shall terminate on such date.

         The Board may, at any time, terminate, amend or suspend the Plan. However, the Board may not amend the Plan, except subject to the approval of the Company's stockholders, if such amendment would (i) materially increase the benefits accruing to eligible individuals under the Plan, (ii) increase the aggregate number of shares which may be issued under the Plan or (iii) modify the requirements of eligibility for participation in the Plan. Accordingly, and in order to seek to continue to take advantage of the exemption from the short-swing profit rules under Section 16(b) (which may be applicable to certain participants in the Plan) under the Exchange Act pursuant to Rule 16b-3 promulgated thereunder, stockholders' approval is being sought for the amendment to the Plan. No amendment, suspension or termination of the Plan may, without the consent of the optionee to whom an Award has been granted, in any way modify, amend, alter or impair any rights or obligations under any Award previously granted under the Plan.

                                  MARKET VALUE

On December 21, 1999, the closing bid price for the Common Stock on the NASDAQ SmallCap Market was $1.6875.

       APPROVAL OF AMENDING THE CERTIFICATE OF INCORPORATION TO CHANGE THE
                       COMPANY NAME TO SAFLINK CORPORATION

         The Company (formerly The National Registry Inc.) had previously proposed the name change to SAFLINK Corporation on July 7, 1998 but stockholder action on the initiative had been deferred by the Board of Directors until recently. On November 10, 1999, the Company filed a Certificate of Amendment with the Secretary of State of Delaware to change its legal name to SAFLINK Corporation. The Board of Directors of the Company and the holders of a majority of the Company's outstanding voting securities approved the Company's name change. The effective date of the amendment relating to the name change will be the 20th day following the mailing of a definitive copy of this Information Statement to the stockholders.


                               STOCK CERTIFICATES

         New stock certificates taking into account the name change will only be issued upon a transfer of share ownership. All currently outstanding stock certificates represent ownership in SAFLINK Corporation.

                                   NAME CHANGE

         Section 242 of Delaware Law provides an outline of the scope of amendments that a Delaware corporation can make to its Certificate of Incorporation. This includes the name change as proposed.

         The procedure and requirements to effect an amendment to the Certificate of Incorporation of a Delaware corporation are set forth in this Section. This Section provides that the proposed amendments must first be adopted by the Board of Directors, submitted to the stockholders for their consideration at a special or annual meeting and must be approved by persons owning a majority of the outstanding voting securities.

         Section 228 provides that any action required to be taken at a special or annual meeting of the stockholders of a Delaware corporation may be taken by written consent, in lieu of a meeting if the consent is signed by stockholders owning at least a majority of the voting power.

         The Board of Directors of the Company and persons owning approximately 54.0% of the outstanding voting securities of the Company have adopted, ratified and approved the name change. No further votes are required or necessary to effect the proposed amendments.

                             ADDITIONAL INFORMATION

         Additional information concerning the Company, including its annual and quarterly reports for the past twelve months which have been previously filed with the Securities and Exchange Commission, may be accessed through the EDGAR Archives, at www.sec.gov.

                                  EXHIBIT INDEX
                                  -------------

1.1      Amendment to the 1992 Stock Incentive Plan.



                                 BY ORDER OF THE BOARD OF DIRECTORS



January 5, 2000                  /s/ JEFFREY P. ANTHONY
                                 ------------------------------
                                 Jeffrey P. Anthony
                                 President and CEO and Director

                                  EXHIBIT INDEX


EXHIBIT
NUMBER       DESCRIPTION OF EXHIBIT
-------      ----------------------

 1.1     Amendment to the 1992 Stock Incentive Plan.